Exhibit 3.66

CERTIFICATE

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TELEPHIA, INC.

* * * *

Adopted in accordance with the provisions

of §228, §242 and §245 of the General Corporation Law

of the State of Delaware

* * * *

The undersigned on behalf of Telephia, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on June 10, 1998 (the “Original Certificate”) under the name of Wireless Marketing Services Incorporated.

SECOND: The Board of Directors of the Corporation adopted resolutions authorizing the Corporation to amend, integrate and restate the Amended and Restated Certificate of Incorporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Amended and Restated Certificate”).

THIRD: In accordance with §228, §242 and §245 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate was duly approved and adopted pursuant to a written consent signed by: (i) the holders of at least a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class; (ii) the holders of at least a majority of the issued and outstanding shares of Series C Preferred Stock and Series D Preferred Stock of the Corporation entitled to vote thereon, voting together as a single class on an as converted into Common Stock basis; and (iii) the holders of at least 72.5% of the issued and outstanding shares of Series D Preferred Stock of the Corporation entitled to vote thereon, voting together as a single class.

* * * * *

IN WITNESS WHEREOF, the undersigned on behalf of the Corporation for the purpose of amending and restating the Restated Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Amended and Restated Certificate of Incorporation this 18th day of May, 2004.

Telephia, Inc., a Delaware corporation

By:	/s/ Michael Mullagh
Name:	Michael Mullagh
Title:	Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TELEPHIA, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

ARTICLE I

The name of this corporation is Telephia, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is CorpAmerica, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this corporation is authorized to issue is One Hundred Fifty Million (150,000,000) shares. One Hundred Million (100,000,000) shares shall be Common Stock and Fifty Million (50,000,000) shares shall be Preferred Stock, each with a par value of $0.001 per share.

B. Rights, Preferences and Restrictions of Preferred Stock. Subject to the rights of any series of Preferred Stock pursuant to Section 6 below, the Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of Two Million Two Hundred Forty-Two Thousand Six Hundred Ninety-One (2,242,691) shares (the “Series A Preferred Stock”), the Series B Preferred Stock, which series shall consist of Four Million One Hundred Fifty-Six Thousand Five Hundred Thirty-Five (4,156,535) shares (the “Series B Preferred Stock”), the Series C Preferred Stock, which series shall consist of Six Million Five Hundred Ninety-Two Thousand Six Hundred Sixty-Nine (6,592,669) shares (the “Series C Preferred Stock”), and the Series D Preferred Stock, which series shall consist of Twenty-Five

Million Five Hundred Thousand (25,500,000) shares which may be issued in series designated as Series D-1 Preferred Stock (the “Series D-1 Preferred Stock”), Series D-2 Preferred Stock (the “Series D-2 Preferred Stock”), and Series D-3 Preferred Stock (the “Series D-3 Preferred Stock,” and together with the Series D-1 Preferred Stock and the Series D-2 Preferred Stock, the “Series D Preferred Stock”), are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) Series D Dividends. The holders of shares of Series D-1 Preferred Stock shall be entitled to receive cumulative dividends payable in cash, out of any assets of this corporation legally available therefor, pari passu with any declaration or payment of dividends paid to holders of shares of Series D-2 Preferred Stock and/or Series D-3 Preferred Stock pursuant to this section and prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on any other capital stock or other equity securities of this corporation, including, without limitation, the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, at the rate of 8% per annum on the Original Series D-1 Issue Price (as defined in Section 2(a) below and subject to adjustment for any stock splits, stock dividends, combinations, recapitalizations or the like). The holders of shares of Series D-2 Preferred Stock and/or Series D-3 Preferred Stock shall be entitled to receive cumulative dividends payable in cash, out of any assets of this corporation legally available therefor, pari passu with any declaration or payment of dividends paid to holders of shares of Series D-1 Preferred Stock pursuant to this section prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on any other capital stock or other equity securities of this corporation, including, without limitation, the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, at the rate of 8% per annum on the Original Series D-2 Issue Price and/or Original Series D-3 Issue Price (each as defined in Section 2(a) below and subject to adjustment for any stock splits, stock dividends, combinations, recapitalizations or the like). Such dividends shall commence to accrue on each share of Series D Preferred Stock from the date of issuance of such share, whether or not declared by the Board of Directors, and whether or not there are profits, surplus or other funds of this corporation legally available for the payment of dividends, and shall continue to accrue thereon to the date the liquidation preference with respect to such share is paid pursuant to Section 2. Each holder of Series D Preferred Stock shall be entitled to receive dividends on each share of Series D Preferred Stock then held by such holder in an amount equal to the accumulated and unpaid dividends on such Series D Preferred Stock from the date of issuance to the date of payment of such dividends. The holders of the outstanding Series D Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of the Series D Preferred Stock; provided, however, that any non-consenting holder of (together with its affiliates) at least twenty-seven and one-half percent (27.5%) of the Common Stock issuable upon conversion of the then outstanding shares of Series D Preferred Stock may elect, by written notice to this corporation, within ten (10) days of being provided with written notice by this corporation of the effective date of such waiver, to have such waiver not apply to such holder’s and its affiliates’ shares of Preferred Stock.

(b) Series C Dividends. The holders of shares of Series C Preferred Stock shall be entitled to receive cumulative dividends payable in cash, out of any assets of this corporation legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock or stock of any other class or series ranking junior to Series C Preferred Stock (with respect to either dividends and distributions or rights of liquidation), at the rate of 6% per annum on the Original Series C Issue Price (as defined in Section 2(a) below and subject to adjustment for any stock splits, stock dividends, combinations, recapitalizations or the like). Such dividends shall commence to accrue on each share of Series C Preferred Stock from the date of issuance of such share, whether or not declared by the Board of Directors, and whether or not there are profits, surplus or other funds of this corporation legally available for the payment of dividends, and shall continue to accrue thereon to the date the liquidation preference with respect to such share is paid pursuant 10 Section 2. Each holder of Series C Preferred Stock shall be entitled to receive dividends on each share of Series C Preferred Stock then held by such holder in an amount equal to the accumulated and unpaid dividends on such Series C Preferred Stock from the date of issuance to the date of payment of such dividends. The holders of the outstanding Series C Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of the Series C Preferred Stock.

(c) Series A Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive cumulative dividends payable in cash, out of any assets of this corporation legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock, the Series B Preferred Stock or stock of any other class or series ranking junior to the Series A Preferred Stock (with respect to either dividends and distributions or rights of liquidation), at the rate of 6% per annum on (i) the Original Series A Issue Price (as defined in Section 2(a) below and subject to adjustment for any stock splits, stock dividends, combinations, recapitalizations or the like) and (ii) all accumulated and unpaid dividends accrued thereon pursuant to this Section 1 (c) and at the time or times as may be declared by the Board of Directors. Such dividends will be calculated and compounded annually in arrears on December 31 of each year with respect to the prior twelve month period prorated on a daily basis for partial periods. Such dividends shall commence to accrue on each share of Series A Preferred Stock from the date of issuance of such share, whether or not declared by the Board of Directors, and whether or not there are profits, surplus or other funds of this corporation legally available for the payment of dividends, and shall continue to accrue thereon to the date the liquidation preference with respect to such share is paid pursuant to Section 2. Each holder of Series A Preferred Stock shall be entitled to receive dividends on each share of Series A Preferred Stock then held by such holder in an amount equal to the accumulated and unpaid dividends on such Series A Preferred Stock from the date of issuance to the date of payment of such dividends. The holders of the outstanding Series A Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock.

(d) Series B Dividend. The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.287 per share per annum for the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the outstanding Series B Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of such series of the Preferred Stock then outstanding.

(e) Participation Rights. If, after dividends in the full preferential amounts specified in this Section 1 for the Preferred Stock have been paid or declared and set apart in any calendar year of the corporation, the Board of Directors shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared among the holders of the then outstanding Common Stock and the Preferred Stock pro rata according to the number of shares of Common Stock then held by such holders (where each holder of shares of Preferred Stock is to be treated for this purpose as holding (in lieu of such shares of Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Preferred Stock pursuant to Section 4).

(f) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights then, in each such case for the purpose of this subsection 1(f), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of any other capital stock or other equity securities of this corporation, including, without limitation, other series of Preferred Stock and the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of $1.87 for each outstanding share of Series D-1 Preferred Stock (the “Original Series D-1 Issue Price”), plus accumulated but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like) and an amount per share equal to the sum of $2.25 for each outstanding share of Series D-2 Preferred Stock and/or Series D-3 Preferred Stock (the “Original Series D-2 Issue Price” and “Original Series D-3 Issue Price,” respectively), plus accumulated but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this subsection (a). Upon the completion of the distribution required by the preceding two sentences, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, (A) in the case of the Series A Preferred Stock, an amount per share equal to the sum of $1.09 for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”) plus accumulated but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like), (B) in the case of the Series B Preferred Stock, an amount per share equal to the sum of $2.87 for each outstanding share of Series B Preferred Stock (the “Original Series B Issue Price”) plus declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like), and (C) in the case of the Series C Preferred Stock, an amount per share equal to the sum of $6.88 for each outstanding share of Series C Preferred Stock (the “Original Series C Issue Price”) plus accumulated but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). For purposes hereof, the Series A Original Issue Price, the Series B Original Issue Price, the Series C Original Issue Price and the Series D Original Issue Price is each individually referred to herein as the “Original Issue Price.” If upon the occurrence of such event, the assets and funds to be distributed among the holders of the Series A, Series B and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire remaining assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B and Series C Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this subsection (a).

(b) Upon completion of the distribution required by subsection (a) of this Section 2, all of the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.

(c) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include (unless the Required Holders (as defined below) and the Series D Super-Majority (as defined below in subsection 2(d)(ii)), shall determine otherwise), (A) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of, or the acquisition of, fifty percent (50%) or more of the outstanding voting power of this corporation; or (B) a sale of all or substantially all of the assets of this corporation.

(ii) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the Required Holders.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the Required Holders.

(iii) In the event the requirements of this subsection 2(e) are not complied with, this corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

(iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein, provided, however, that such periods may be shortened upon the written consert of the Required Holders.

(d) (i) “Required Holders” shall mean the holders of at least a majority of the Common Stock issuable upon conversion of all outstanding shares of Series C Preferred Stock and Series D Preferred Stock (as a single class, and not as separate series), and for such purpose each holder of Series C Preferred Stock and/or Series D Preferred Stock shall be deemed to hold the number of shares of Common Stock into which the shares of Series C Preferred Stock and/or Series D Preferred Stock held by such holder are then convertible.

(ii) “Series D Super-Majority” shall mean the holders of at least seventy-two and one-half percent (72.5%) of the then outstanding shares of Series D Preferred Stock.

3. Intentionally Omitted. This Section intentionally omitted.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. At any time and from time to time, any holder of Series A Preferred Stock or Series B Preferred Stock may convert all or any portion of such Preferred Stock held by such holder into a number of fully paid and nonassessable shares of Common Stock computed by multiplying the number of shares of Preferred Stock to be converted by the applicable Original Issue Price and dividing the results by the Conversion Price then in effect. At any time and from time to time, any holder of Series C Preferred Stock may convert all or any portion of such Preferred Stock held by such holder into a number of fully paid and nonassessable shares of Common Stock computed by multiplying the number of shares of Series C Preferred Stock to be converted by the sum of the Original Series C Issue Price plus accrued and unpaid dividends and dividing the result by the Conversion Price then in effect. At any time and from time to time, any holder of Series D Preferred Stock may convert all or any portion of such Preferred Stock held by such holder into a number of fully paid and nonassessable shares of Common Stock computed by multiplying the number of shares of Series D Preferred Stock to be converted by the sum of the applicable Original Issue Price plus accrued and unpaid dividends and dividing the result by the Conversion Price then in effect. The initial Conversion Price per share for shares of Series A Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock shall be the applicable Original Issue Price for such Series, the initial Conversion Price per share for shares of Series C Preferred Stock shall be $3.54 (as adjusted pursuant to Section 4(d) below), and the initial Conversion Price per share for shares of Series B Preferred Stock shall be $2.41 (as adjusted pursuant to Section 4(d) below). Notwithstanding any other provisions hereof , if a conversion of Preferred Stock is to be made in connection with the acquisition of this corporation by another entity by means of any transaction of series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of, or the acquisition of, fifty percent (50%) or more of the outstanding voting power of this corporation, a sale of all or substantially all of the assets of this corporation or other transaction affecting the corporation, the conversion of any shares of Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect immediately upon the earlier of (1) this corporation’s sale of its Common Stock in a firm commitment underwritten public offering by a firm approved by the Required Holders pursuant to a registration statement on Form S-l or Form SB-2 under the Securities Act of 1933, as amended, provided that the aggregate gross offering price is not less than $45,000,000 (before payment of underwriters’ discounts and commissions) and the price per share is not less than $4.68 (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like), or (2) the date specified by written consent or agreement of the Required Holders; provided, however, that with respect to an automatic conversion pursuant to the foregoing clause (2) only, any non-consenting holder of (together with its affiliates) at least twenty-seven and one half percent (27.5%) of the Common Stock issuable upon conversion of all then outstanding shares of Series D Preferred Stock may elect, by written notice to this corporation, within ten (10) days of being provided with written notice by this corporation of the date specified for such conversion, to have such automatic conversion not apply to such holder’s and its affiliates’ shares of Preferred Stock.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If this corporation shall issue, after the date upon which any shares of Series D-3 Preferred Stock were first issued (the “Purchase Date”), any

Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(i)(E)(l) or (2)) plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(i)(E)(l) or (2)) plus the number of shares of such Additional Stock.

(B) No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration is whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors and the Required Holders, irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, If any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(l) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation after the Purchase Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B) Common Stock issuable to directors or employees of, or consultants to, this corporation or any subsidiary of this corporation (x) under this corporation’s 2001 Stock Option Plan, as amended from time to time in accordance with its terms, or (y) under a stock option or other equity incentive plan or agreement approved in writing by the Board of Directors of this corporation; provided that without the written consent of the Required Holders, all such Common Stock shall be counted as Additional Stock to the extent that it exceeds the net number of shares of Common Stock that are available for future grant on the Purchase Date under the corporation’s 2001 Stock Option Plan (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like occurring after the Purchase Date and as further increased by such number of shares as shall be returned for issuance pursuant to the 2001 Stock Option Plan after the Purchase Date);

(C) Securities issued in connection with bona fide corporate partnering agreements, commercial credit arrangements and capital equipment leases approved by the Board of Directors of this corporation, provided the issuance of such securities is primarily for other than equity financing purposes;

(D) Securities issued in connection with bona fide acquisitions and mergers approved by the Series D Super-Majority;

(E) Series D-l Preferred Stock, the Series D-2 Preferred Stock and up to an aggregate of 2,993,333 shares of Series D-3 Preferred Stock; or

(F) Common Stock issued upon conversion of (x) the Preferred Stock or (y) upon exercise of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities provided in each case with respect to this clause (y) that such security or right was outstanding prior to the Purchase Date or that the terms of this Section 4(d) were complied with on the date such security or right was originally issued.

(iii) In the event this corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of each Series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents (with the number of shares issuable with respect to Common Stock Equivalents determined in the manner provided in 4(d)(i)(E) above).

(iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price for each series of the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. This corporation will not, by amendment of its Certificate of Incorporation (except in accordance with Section 6 hereof and applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount. If any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the. purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors. As long as at least 25% of the shares of Series C Preferred Stock and Series D Preferred Stock, counted together as a single class, originally issued remain outstanding, the holders of a majority of the shares of Series C Preferred Stock and Series D Preferred Stock, voting together as a single class and not as separate series and on an as converted basis, shall be entitled to elect up to ten (10) directors of this corporation at each annual election of directors (the “Class I Directors”). As long as the Designated Investor (as such term is defined in this corporation’s Amended and Restated Investors’ Rights Agreement dated as of November 1, 2001, as amended from time to time) continues to hold at least 1,850,000 shares of Series D Preferred Stock originally issued to the Designated Investor (as adjusted for stock splits, stock dividends, combinations, recapitalizations and the like), the holders of a majority of the shares of Series D Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of this corporation at each annual election of directors (the “Series D Director”). The holders of Common Stock and the Preferred Stock, voting together as a single class and not as separate series and on an as converted basis, shall be entitled to elect the remaining director(s) of this corporation at each annual election of directors (the “Independent Directors” and together with the Series D Director, the “Class II Directors”). With respect to the election above, such election may also take place at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders.

Only the holders of a majority of the shares of Series C Preferred Stock and Series D Preferred Stock, voting together as a single class and not as separate series and on an as converted basis, may and shall have the power to (i) fill any vacancy in the office of a Class I Director and (ii) remove any Class I Director from this corporation’s board of directors, which removal may be during such director’s term of office and either with or without cause; in each case, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders.

Only the holders of a majority of the shares of Series D Preferred Stock, voting as a separate series, may and shall have the power to (i) fill any vacancy in the office of a Series D Director and (ii) remove any Series D Director from this corporation’s board of directors, which removal may be during such director’s term of office and either with or without cause; in each case, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders.

(c) Votes of Directors. Each Class I Director shall be entitled to a number of votes on all matters voted on by this corporation’s board of directors equal to ten (10) divided by the number of Class I Directors then serving on this corporation’s board of directors (e.g., if two Class I Directors are serving on the corporation’s board of directors, each such director shall be entitled to five votes on all matters voted on by this corporation’s board of directors). Each Class II Director shall be entitled to one (1) vote on all matters voted on by this corporation’s board of directors.

6. Protective Provisions.

(a) Series A. Subject to the rights of series of Preferred Stock that may from time to time come into existence pursuant to the requirements set forth in this Amended and Restated Certificate of Incorporation, as long as a majority of the shares of Series A Preferred Stock originally issued remain outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

(i) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares; or

(ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock.

(b) Series B. Subject to the rights of series of Preferred Stock that may from time to time come into existence pursuant to the requirements set forth in this Amended and Restated Certificate of Incorporation, as long as a majority of the shares of Series B Preferred Stock originally issued remain outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

(i) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares;

(ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock; or

(iii) take any action that would cause the holders of Series B Preferred Stock to be deemed to have received a distribution under Section 305 of the Internal Revenue Code or corresponding provisions of state law.

(c) Series C and D. As long as a majority of the shares of Series C Preferred Stock and Series D Preferred Stock, counted together as a single class, originally issued remain outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the Required Holders:

(i) amend the Certificate of Incorporation or the Bylaws of this corporation;

(ii) after or change the rights, preferences, privileges or powers of the shares of Series C Preferred Stock or Series D Preferred Stock;

(iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series C Preferred Stock or Series D Preferred Stock;

(iv) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, being on parity with or having a preference over the Series C Preferred Stock or Series D Preferred Stock with respect to dividends, liquidation, redemption, conversion or voting, including without limitation, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock;

(v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share of shares of Preferred Stock or Common Stock (any of the foregoing, a “Redemption Event”); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

(vi) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which a person or group acquires more than fifty percent (50%) of the voting power of this corporation (any of the foregoing, a “liquidity Event”);

(vii) increase in excess of nineteen (19) the authorized aggregate number of votes to which all of the directors of this corporation’s board of directors are entitled;

(viii) declare or cause to be paid any dividend on any shares of Common Stock or Preferred Stock;

(ix) change the principal nature of the business of this corporation;

(x) increase the outstanding number of shares of Series A Preferred Stock or Series B Preferred Stock;

(xi) enter into any agreement that would impose material restrictions on this corporation’s ability to honor the exercise of any rights of the holders of Series C Preferred Stock or Series D Preferred Stock; or

(xii) enter into any corporate partnering arrangement

(d) Series D Super-Majority. As long as the Designated Investor (as such term is defined in this corporation’s Amended and Restated Investors’ Rights Agreement dated as of November 1, 2001, as amended from time to time) continues to hold at least 1,850,000 shares of Series D Preferred Stock originally issued to the Designated Investor (as adjusted for stock splits, stock dividends, combinations, recapitalizations and the like), this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the Series D Super-Majority:

(i) amend the Certificate of Incorporation or the Bylaws of this corporation in manner which alters or changes the rights, preferences, privileges or powers of the shares of Series D Preferred Stock;

(ii) alter or change the rights, preferences, privileges or powers of the shares of Series D Preferred Stock;

(iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series D Preferred Stock;

(iv) consummate any Redemption Event; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment; provided further, that the approval of the Series D Super-Majority shall not be required pursuant to this subsection 6(d)(iv) for any Redemption Event which constitutes, or is a part of, a Liquidity Event, or if the approval of such Redemption Event is necessary to consummate a Liquidity Event;

(v) consummate any Liquidity Event; provided, however, that the approval of the Series D Super-Majority required by this subsection 6(d)(v) shall be required if, and only if, the proceeds per share of Series D Preferred Stock (or, if greater, the Common Stock issuable upon conversion of such shares of Series D Preferred Stock) in such Liquidity Event is less than Three Dollars and Seventy-Four Cents ($3.74) (as adjusted for stock splits, stock dividends, combinations, recapitalizations and the like);

(vi) declare or cause to be paid any dividend on any shares of Common Stock or Preferred Stock, provided, however, that the approval of the Series D Super-Majority shall not be required pursuant to this subsection 6(d)(vi) if such declaration or payment of a dividend constitutes, or is a part of, a Liquidity Event, or if the approval of such declaration or payment is necessary to consummate a Liquidity Event;

(vii) change the principal nature of the business of this corporation; or

(viii) enter into any agreement that would impose material restrictions on this corporation’s ability to honor the exercise of any rights of the holders of Series D Preferred Stock.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Amended and Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Division (B) of Article IV hereof.

3. Intentionally Omitted. This Section intentionally omitted.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

Subject to Article IV, Sections 5 hereof, the number of directors of this corporation shall be fixed from tune to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

A director of this corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE X

Subject to Article IV, Section 6 hereof, this corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TELEPHIA, INC.

Telephia, Inc., a corporation organized and existing under the Genera! Corporation LAW of the Stale of Delaware DOES HEREBY CBRTIFY:

FIRST: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on June 10,1998 under the name Wireless Marketing Services Incorporated.

SECOND: The name of the corporation is Telephia, Inc.

THIRD: The Amended and Restated Certificate of Incorporation of the corporation is hereby amended as follows:

A. The text of Section B.4(d)(ii) of Article IV is hereby deleted in its entirety and the following is substituted therefor:

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation after the Purchase Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B) Common Stock issuable to directors or employees of, or consultants to, this corporation or any subsidiary of this corporation (x) under this corporation’s 2001 Stock Option Plan, as amended from time to time in accordance with its terms, or (y) under a stock option or other equity incentive plan or agreement approved in writing by the Board of Directors of this corporation; provided that without the written consent of the Required Holders, all such Common Stock shall be counted as Additional Stock to the extent that it exceeds the net number of shares of Common Stock that are available for future grant on the Purchase Date under the corporation’s 2001 Stock Option Plan (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like occurring after the Purchase Date and as further increased by such number of shares as shall be returned for issuance pursuant to the 2001 Stock Option Plan after the Purchase Date);

(C) Securities issued in connection with bona fide corporate partnering agreements, commercial credit arrangements and capital equipment leases approved by the Board of Directors of this corporation, provided the issuance of such securities is primarily for other than equity financing purposes;

(D) Warrants (and the shares of Common Stock issuable upon exercise or exchange of the Warrants) issued pursuant to that certain Note and Warrant Purchase Agreement dated as of a date on or about September 3, 2004, including those issued at any subsequent closing occurring after the date of such agreement, to purchase shares of Common Stock;

(E) Securities issued in connection with bona fide acquisitions and mergers approved by the Series D Super-Majority;

(F) Series D-l Preferred Stock, the Series D-2 Preferred Stock and Series D-3 Preferred Stock; or

(G) Common Stock issued upon conversion of (x) the Preferred Stock or (y) upon exercise of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities provided in each case with respect to this clause (y) that such security or right was outstanding prior to the Purchase Date or that the terms of this Section 4(d) were complied with on the date such security or right was originally issued,”

B. The text of Section B.6(c)(vi) of Article IV is hereby deleted is its entirety and the following is substituted therefor:

“(vi) sell, convey, or otherwise dispose of (which shall not include the granting of a security interest) all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which a person or group acquires more than fifty percent (50%) of the voting power of this corporation (any of the foregoing, a “Liquidity Event”);”

FIFTH: The foregoing amendment of the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the corporation.

IN WITNESS WHEREOF, Telephia, Inc. has caused this Certificate of Amendment to be signed by its President this 3rd day of September, 2004.

TELEPHIA, INC.

By:	/s/ Jack Roberts
Jack Roberts, President

CERTIFICATE OF MERGER

FOR THE MERGER OF MOBILITY ACQUISITION SUB, INC.

WITH AND INTO

TELEPHIA, INC.

Pursuant to Section 251(c) of the

General Corporation Law of the State of Delaware

Telephia, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Mobility Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company, with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”):

FIRST:	The Company and Merger Sub are the constituent corporations in the Merger, and each is a corporation incorporated pursuant to the laws of the State of Delaware.

SECOND:	An Agreement and Plan of Merger (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by the Company and by Merger Sub in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD:	The name of the surviving corporation in the Merger is “Telephia, Inc.”

FOURTH:	Upon the effectiveness of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Attachment A attached hereto.

FIFTH:	The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation at 101 Green Street, San Francisco, CA 94111.

SIXTH:	A copy of the executed Merger Agreement will be furnished by the Surviving Corporation on request and without cost, to any stockholder of any constituent corporation of the Merger.

SEVENTH:	The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed by its duly authorized officer as of August 9, 2007.

TELEPHIA, INC.

By:	/s/ James Wandrey
James Wandrey Secretary and Chief Financial Officer

ATTACHMENT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TELEPHIA, INC.

FIRST: The name of the Corporation is: Telephia, Inc.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is: One Thousand (1,000) shares of common stock, par value $0.001 per share.

FIFTH: A director of the Corporation shall, to the fullest extent permitted by the General Corporation Law of Delaware as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of Delaware is amended, after approval by the stockholders of this Article, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

Any amendment, repeal or modification of this Article V, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article V, by the stockholders of the Corporation shall not apply to or adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

SIXTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification to (and advancement of expenses to) agents of the Corporation (and any other persons to which the General Corporation Law of Delaware permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of Delaware, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Telephia, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

FIRST: The name of the Corporation is: Nielsen Mobile, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 24th day of October, 2007.

By:	/s/ James A. Ross
Authorized Officer
Title:	Vice President
Name:	James A. Ross Print or Type

STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board or Directors of Nielsen Mobile, Inc. a Delaware Corporation, on this 22nd day of February, A.D. 2008, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is:

615 South DuPont Highway
City of Dover	County of Kent	19901

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served is:

National Corporate Research, Ltd.

Nielsen Mobile Inc.

a Corporation of Delaware does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated,

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 22nd day of February, A.D. 2008.

By:	/s/ Frederick A. Steinmann
Authorized Officer
Name:	Frederick A. Steinmann
Print or Type
Title:	VP